Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NR HOLDINGS, INC.

Under Section 242 of the
Delaware General Corporation Law

                It is hereby certified that:

           1.   The name of the corporation (hereinafter called the "Corporation") is NR Holdings, Inc.

           2.   The Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE FIRST and inserting the following new ARTICLE FIRST in lieu thereof:

                FIRST: The name of the corporation is NationsRent Companies, Inc. (hereinafter called the "Corporation").

           3.   This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Executive Vice President, General Counsel and Secretary this 29th day of September 2003.

NR HOLDINGS, INC. By: Joseph H. Izhakoff